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Exhibit 23(d)(2)

                        DAVIS VARIABLE ACCOUNT FUND, INC.

                             SUB-ADVISORY AGREEMENT

                                 JANUARY 1, 2001


Davis Selected Advisers - NY, Inc.
609 Fifth Ave.
New York, NY  10017

Re: Sub-Advisory Agreement for Davis Variable Account Fund, Inc.

This is to confirm that Davis Selected Advisers, L.P. (the "Adviser"), is retaining Davis Selected Advisers - NY, Inc. ("DSA-NY"), as investment sub-adviser for the portfolio of Davis Variable Account Fund, Inc. (the "Fund").

The terms and conditions of your retention are as follows:

1. Service as Sub-Adviser. DSA-NY shall act as an investment sub-adviser for the Fund and will provide such investment management and research services as the Adviser shall request subject to the general supervision of the Board of Directors of the Fund, Davis Selected Advisers, L.P. (the "Adviser"), and to any applicable provisions as are in effect from time to time of (a) the Articles of Incorporation and Bylaws of the Fund; (b) the prospectus, statement of additional information and other information set forth in the Fund's registration documents under the Securities Act of 1933 and the Investment Company Act of 1940 ("1940 Act"), including any supplements thereto; (c) the Investment Advisory Agreement between the Adviser and the Fund (the "Investment Advisory Agreement"), the Adviser's and the Fund's Code of Ethics; and (d) any additional policies or guidelines established by the Fund's Board of Directors or the Adviser. DSA-NY acknowledges receipt of copies of the above documents as in effect on the date of acceptance of this letter. The Adviser agrees that it will promptly deliver to DSA-NY any amendments, changes or additions of or to these documents.

2. Securities Transactions. DSA-NY agrees that all securities transactions will conform to (a) the stated objectives and policies of the Fund; (b) the brokerage policies set forth in the Investment Advisory Agreement (which are hereby incorporated by reference herein) and the registration documents; and (c) those investment and brokerage policies or guidelines directed by the Board of Directors of the Fund, any committee thereof and the Adviser.

3. Independent Contractor. DSA-NY shall be an independent contractor. Unless otherwise expressly provided or authorized hereunder, or by the Board of Directors of the Fund, DSA-NY shall have no authority to represent the Fund or the Adviser in any way or otherwise be an agent of the Adviser or the Fund, except with regard to the execution of securities transactions on behalf of the Fund with registered broker/dealers, including broker/dealers affiliated with the Adviser, provided such transactions comply with Rule 17e-1 of the 1940 Act.

4. Reports and Other Documentation. DSA-NY shall provide the Adviser with any reports, analyses or other documentation the Adviser requests including those related to placement of security transactions, its administrative responsibilities and its responsibility to monitor compliance with stated investment objectives, policies and limitations and the investment performance of the Fund. DSA-NY agrees, directly or through an agent, to provide daily information with respect to any portfolio transactions of the Fund to the Adviser. DSA-NY agrees to provide all documentation reasonably required by the Adviser to maintain the Fund's accounting records in accordance with the 1940 Act and the Investment Advisers Act of 1940 and the regulations issued thereunder, and to preserve copies of all documents




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     and records related to asset transactions, positions and valuations related to the Fund in the manner and for the periods prescribed by such regulations. DSA-NY further agrees that all documents and records it maintains relating to the Fund are the property of the Fund, and will be surrendered to the Adviser or the Fund upon the request of either. DSA-NY agrees to provide information and to allow inspection of such documents and records at reasonable times by any authorized representative of the Adviser, the Fund's Board of Directors or any committee thereof, the Fund's independent public accountants or appropriate regulatory authorities.
     DSA-NY shall provide to the Adviser a copy of its Form ADV as filed with the SEC and as amended from time to time, and a written list of persons DSA-NY has authorized to give written and/or oral instructions to the Adviser and the Fund custodian.

5. Personnel Available. DSA-NY agrees to make its personnel who are engaged in activities on behalf of the Fund available at reasonable times for consultations with the Adviser's personnel and the Fund's Board of Directors or any committee thereof, including attendance at their meetings, wherever situated. In addition, personnel of DSA-NY, at the request of the Adviser, will attend other meetings to be scheduled at mutually convenient times and shall be reimbursed for its reasonable expenses in connection therewith.

6. Office Facilities, Equipment and Personnel. DSA-NY agrees to provide all office facilities, equipment and personnel for carrying out its duties hereunder at its own expense. In addition, DSA-NY shall, if requested by the Adviser or the Fund, employ at its own expense and subject to the prior written approval of the Adviser which approval shall not be unreasonably withheld (i) a public auditing firm, (ii) attorneys, and (iii) such other professional staff as in the sole discretion of the Adviser are necessary to assure the fulfillment of the terms and conditions of this agreement.

7. Non Exclusive Services. It is agreed that DSA-NY's services are not to be deemed exclusive, and DSA-NY shall be free to render similar services or other services to others provided that (i) its services hereunder are not impaired and are not in violation of federal or state securities laws, and
     (ii) that it shall not provide services to any registered investment company other than the Fund or other investment companies managed by the Adviser without the Adviser's prior express written permission.

8. Limitation of Liability, Expenses of Claims. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder, DSA-NY, its officers, directors and employees shall not be subject to liability for any act or omission in the cause of, or connected with, rendering service hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. In the event of any claim, arbitration, suit, or administrative proceedings in which DSA-NY or the Adviser is a party and in which it is finally determined that there is liability or wrongdoing by only one of us, the party liable or found to be the wrongdoer shall pay for all liability and expenses of such claim or proceeding including reasonable attorneys' fees. If it is determined that there is liability or wrongdoing by both or neither of us, then each shall pay their own liability and expenses. In the event of any settlement of any such claim, arbitration, suit or proceeding before final determination by a court or arbitrator(s), the liability and expenses shall be assumed as agreed between the parties, but if there is no agreement within thirty (30) days of such settlement, then the assumption of liability and expenses shall be settled by arbitration, in accordance with the then applicable rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and binding and may be entered in any court having jurisdiction. The parties shall pay for their own costs and expenses with respect to any such arbitration and may be included in the arbitrator's award.

9. Compliance With Law, Code of Ethics. As investment sub-adviser, DSA-NY understands that it will be responsible for complying with all provisions of applicable law, including the 1940 Act, the Investment Advisers Act of 1940, and the Insider Trading and Securities Fraud Enforcement Act of 1988, and all rules and regulations thereunder. DSA-NY agrees to adopt and comply with the "Code of Ethics of and for Davis Selected Advisers, L.P. and the Companies For Which It Acts As Investment Adviser" as in effect from time to time and to keep in effect a policy and supervisory procedures designed to prevent insider trading.

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10.  Payment for Services, Payment of Expenses. The parties acknowledge that
     DSA-NY is controlled by or under common control with the Adviser. The Adviser shall pay DSA-NY all reasonable direct and indirect costs associated with the maintenance of an office and the performance of the terms of this Agreement. The Adviser shall also reimburse expenses expressly approved for reimbursement by the Adviser. Payment for DSA-NY's services and reimbursement of expenses approved by the Adviser shall be made monthly, in arrears, by the 15th day of the following month.

11. Term of Agreement, Effective Date. This Agreement shall become effective for an initial period of not more than two years from its effective date, and shall continue in full force and effect continuously thereafter, if its continuance is approved at least annually as required by the 1940 Act; provided, however, that if the continuation of this Agreement is not approved, DSA-NY may continue to serve in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

     The effective date of this Agreement shall be the date this Agreement has been approved as required by the 1940 Act.

12. Termination of Agreement, No Assignment. This Agreement shall automatically terminate immediately in the event of its assignment (except as otherwise permitted by the 1940 Act or rules thereunder), or in the event of the termination of the Investment Advisory Agreement. This Agreement may be terminated without payment of any penalty at any time (a) upon sixty (60) days' written notice to DSA-NY by the Adviser or upon such sixty (60) days' written notice to DSA-NY by the Fund pursuant to action by its Board of Directors or by the vote of a majority of the outstanding voting securities of the Fund, or (b) upon 60 or more days' written notice by DSA-NY to the Adviser. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth in the 1940 Act and the rules and regulations thereunder. Termination of this Agreement shall not affect DSA-NY's right to receive payments on any unpaid balance of the compensation earned and reimbursable expenses incurred prior to such termination. Upon receipt of notification of termination as provided above, DSA-NY shall immediately cease all activities in connection with the Fund except as otherwise directed by the Adviser.

13. Use of "Davis" Name. DSA-NY agrees that it shall abide by the terms of the agreement of the Adviser with the Fund as to the names of the Fund and the Adviser and shall not use the name of the Adviser or the Fund without the prior written consent of the Adviser or the Fund.

14. Independent Provisions. If any provisions of this Agreement shall be held or made invalid by a court decision, statute or rule or otherwise, the remainder shall not be thereby affected.

15. Applicable State Law. The Agreement shall be construed according to the laws of the State of New Mexico. It may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

If the foregoing terms and conditions are acceptable to you, please so acknowledge in the space provided. Upon your acceptance, the retention and the mutual obligations in respect thereto shall be effective as provided herein.

Sincerely,
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
Davis Selected Advisers, L.P.                      Accepted and Approved this 1st day of January, 2001
By Davis Investments, LLC                          Davis Selected Advisers - NY, Inc.
     General Partner


By:_________________________________________       By:___________________________________________

Its:________________________________________       Its:__________________________________________
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